UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2014

RETROPHIN, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 837-5863

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2014 (the “Effective Date”), Retrophin, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Stephen Aselage, pursuant to which Mr. Aselage will serve as President and Chief Operations Officer of the Company, effective as of the Effective Date.

In accordance with the terms of the Employment Agreement, Mr. Aselage will be paid (i) a base salary in the amount of $295,000 (subject to increase at the discretion of the Board of Directors of the Company (the “Board”) after each anniversary of the Effective Date), and (ii) at the discretion of the Company’s Chief Executive Officer and the Board, an annual cash bonus award of up to 75% of Mr. Aselage’s then-applicable salary. Mr. Aselage will also be awarded options to purchase 300,000 shares of common stock, par value $0.0001 per share, of the Company, a pro rata portion of which will vest quarterly during the 2 years following the Effective Date.

The Employment Agreement contemplates that Mr. Aselage’s employment will be for a two-year term and may be automatically extended for successive one-year periods unless (i) Mr. Aselage gives notice of non-extension to the Company no later than ninety (90) days prior to the expiration of the Employment Agreement, (ii) Mr. Aselage’s employment is terminated or (iii) the Company delivers notice to Mr. Aselage no later than thirty (30) days prior to the expiration of the Employment Agreement.

In the event Mr. Aselage’s employment is terminated (i) by the Company other than for cause (as such term is defined in the Employment Agreement) or a regulatory determination termination (as such term is defined in the Employment Agreement) or (ii) by Mr. Aselage’s resignation following a material breach of a material term of the Employment Agreement by the Company which has not been cured within 10 days following notice thereof, Mr. Aselage will be entitled to receive a severance payment in an amount equal to $50,000, any expenses owed to him under the Employment Agreement, accrued vacation pay and payment of incentive compensation (as such term is defined in the Employment Agreement) payable on the same schedule as if Mr. Aselage had remained employed by the Company. If Mr. Aselage chooses to resign for reasons other than a material breach of the Employment Agreement by the Company, then Mr. Aselage will forfeit any unvested stock options that he received and will not be entitled to severance or any additional payments.

If Mr. Aselage’s employment is terminated for cause then Mr. Aselage will not be entitled to any further payments of any kind, except for payment of base salary plus reimbursement of certain expenses.

In the event that Mr. Aselage is no longer employed by the Company, any options that have not vested prior to the date of termination will immediately be cancelled and not subject to further vesting.

Mr. Aselage has served as a director of the Company since December 17, 2012 and will continue to serve as a director during the term of his employment. In connection with the execution of the Employment Agreement and in accordance with the rules of The NASDAQ Stock Market LLC, Mr. Aselage resigned as a member of the Compensation and Talent Development Committee of the Board and as the Chairman of the Nominating and Corporate Governance Committee of the Board. In connection with Mr. Aselage’s resignation from the Nominating and Corporate Governance Committee of the Board, the Board appointed Jeffrey Paley to serve as the Chairman of the Nominating and Corporate Governance Committee of the Board.

Mr. Aselage, age 63, has served as a director of the Company since December 17, 2012. Since January 7, 2014 through the Effective Date, Mr. Aselage served as a member of the Compensation and Talent Development Committee of the Board and as the Chairman of the Nominating and Corporate Governance Committee of the Board. Previously, Mr. Aselage was a director of the Company’s predecessor, Retrophin, Inc., since October 2012. Prior to joining Retrophin, Inc., Mr. Aselage served as the Executive Vice President and Chief Business Officer at BioMarin, a biotechnology company, from December 2009 through September 2012. And from June 2005 to December 2009, Mr. Aselage served as BioMarin’s Senior Vice President of Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation, a biotechnology company, following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences, a biotechnology company. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhone-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories, a biopharmaceutical company. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 8.01. Other Events.

On May 28, 2014, the Company issued a press release announcing the appointment of Mr. Aselage as the Company’s President and Chief Operations Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

10.1	Employment Agreement, dated May 28, 2014, by and between Retrophin, Inc. and Stephen Aselage.
99.1	Press Release, dated May 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Date: June 2, 2014	By:	/s/ Marc Panoff
Name: Marc Panoff
Title: Chief Financial Officer